                                                                 Exhibit 11
                       ENRON CORP. AND SUBSIDIARIES
                     Calculation of Earnings Per Share
                                (Unaudited)


                                                    Year Ended December 31,
                                                  1995       1994       1993
                                                     (in thousands except
                                                      per share amounts)

Primary Earnings Per Share
  Earnings on common stock
     Net income                                   $519,694   $453,410   $332,522
     Preferred stock dividends                     (15,414)   (15,038)   (16,919)
                                                  $504,280   $438,372   $315,603

  Average number of common shares outstanding      243,669    243,395    239,019

  Primary earnings per share of common stock      $   2.07   $   1.80   $   1.32

Fully Diluted Earnings Per Share
  Adjusted earnings on common stock
     Net income                                   $519,694   $453,410   $332,522
     Preferred stock dividends                     (15,414)   (15,038)   (16,919)
     Add back:
       Dividends on convertible preferred stock     15,414     15,038     16,919
                                                  $519,694   $453,410   $332,522

  Average number of common shares outstanding
   on a fully diluted basis
     Average number of common shares outstanding   243,669    243,395    239,019
     Additional shares issuable upon:
       Conversion of preferred stock                19,004     19,420     22,379
       Exercise of stock options reduced by the
        number of shares which could have been
        purchased with the proceeds from exercise
        of such options                              5,373      3,122      3,930
                                                   268,046    265,937    265,328

  Fully diluted earnings per share of
   common stock                                   $   1.94   $   1.70   $   1.25
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